Exhibit 5.1

Confidential	19 April 2011

The Directors	Your reference
CSR plc Churchill House
Cambridge Business Park	Our reference
Cowley Road	CWYU/DJW/YYL
Cambridge	Direct line
CB4 0WZ	020 7090 3544

Dear Sirs

Registration Statement on Form F-4 of CSR plc (the “Company”) dated 19 April 2011 (the “Registration Statement”)

We have acted as legal advisers to the Company as to English law in connection with the proposed registration under the United States Securities Act of 1933, as amended, of up to 114,039,772 ordinary shares of 0.1 pence each (the “Shares”) in the Company to be issued in connection with the agreement and plan of merger dated 20 February 2011 between the Company, Zeiss Merger Sub, Inc. (“Merger Sub”) and Zoran Corporation (“Zoran”) (the “Merger Agreement”) providing for the merger of Merger Sub with and into Zoran pursuant to Delaware law (the “Merger”). We have taken instructions solely from the Company.

For the purposes of this letter, we have examined copies of the following documents:

1.	the Merger Agreement;

2.	a certificate of the Company Secretary of the Company dated 19 April 2011 and the documents annexed thereto (the “Certificate”); and

3.	entries shown on the CH Direct print outs obtained by us from the Companies House database on 19 April 2011 of the file of the Company maintained at Companies House (the “Company Search”).

This letter sets out our opinion on certain matters of English law as at today’s date. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

For the purposes of this letter, we have assumed:

(A)	the accuracy and completeness of the statements made in the Certificate;

(B)	the information disclosed by the Company Search was complete, accurate and up to date as at the date of the Company Search and has not since then been altered or added to;

(C)	the general meeting of the shareholders of the Company required for the purposes of the Merger will be duly convened and held and that the resolutions, amongst other things, to approve the Merger and to authorise the directors of the Company, pursuant to section 551 of the Companies Act 2006, to allot relevant securities pursuant to and in connection with the transactions contemplated by the Merger to be proposed at such meeting will be passed in the form set out included in the Registration Statement, and, once passed, the relevant resolutions will not be amended or revoked prior to the effective time of the Merger;

(D)	that the Merger is completed in accordance with the Merger Agreement; and

(E)	that the number of Shares to be issued by the Company pursuant to and in accordance with the Merger is less than or equal to 114,039,772.

Based on and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that the Shares to be issued by the Company pursuant to and in accordance with the Merger will, when so issued, be validly issued, credited as fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason of their being such holders.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to references to this opinion and to Slaughter and May, in the context and form in which they appear therein. In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended.

Yours faithfully,

/s/ Slaughter and May